Exhibit 99.1

Mary C. Boyce, Dean of Engineering at Columbia University, Joins Altair Board

Noted Researcher, Educator, and Leader is First Addition to Board since IPO

TROY, Mich. – April 3, 2018 – Dean Mary C. Boyce has accepted an appointment to the Altair (Nasdaq: ALTR) Board of Directors. She is Dean of The Fu Foundation School of Engineering and Applied Science at Columbia University in the City of New York, where she is also the Morris A. and Alma Schapiro Professor of Engineering. Prior to joining Columbia, Dean Boyce served on the faculty of the Massachusetts Institute of Technology (MIT) for over 25 years, leading the Mechanical Engineering Department from 2008 to 2013. She holds a BS degree in engineering science and mechanics from Virginia Tech, and MS and PhD degrees in mechanical engineering from MIT.

“Mary Boyce’s deep technical prowess and successful track record of leadership are clearly aligned with Altair’s culture and goals,” said James Scapa, Founder, Chairman, and CEO at Altair. “Having her join our Board of Directors is an exciting complement to our initiatives to support our customers in developing smart connected products, machine learning, specialized material design, and digital twin technology.”

Dean Boyce’s research focuses on materials and mechanics, particularly in the areas of multi-scale and nonlinear mechanics of polymers and soft composites, and her work has been documented in over 170 archival journal articles spanning materials, mechanics, and physics. She has mentored over 40 M.S. thesis students and over 25 Ph.D. students and has been widely recognized for her scholarly contributions, including election as a fellow of the American Society of Mechanical Engineers, the American Academy of Arts and Sciences, and the National Academy of Engineering. Boyce leads the education and research mission of Columbia Engineering with more than 200 faculty, 1500 undergraduate students, 2500 graduate students, and 100 postdoctoral fellows.

“I am pleased to be part of the Altair team and very optimistic about the role engineering and simulation technology will play in creating a better future for all people,” said Dean Boyce.

About Altair (Nasdaq: ALTR)

Altair transforms design and decision making by applying simulation, machine learning and optimization throughout product life cycles. Our broad portfolio of simulation technology and patented units-based software licensing model enable Simulation-Driven Innovation for our customers. With more than 2,000 employees, Altair is headquartered in Troy, Michigan, USA and operates 69 offices throughout 24 countries. Altair serves more than 5,000 customers across broad industry segments. To learn more, please visit www.altair.com

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Media Contacts Altair:

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